Exhibit 99.1

Eastern Insurance Holdings, Inc. Eastern Alliance Insurance Company Allied Eastern Indemnity Company Eastern Life & Health Insurance Company Employers Alliance, Inc.

DATE: June 20, 2007	FINANCIAL CONTACT:
Kevin Shook, Chief Financial Officer
(717) 735-1660
kshook@eains.com

FOR IMMEDIATE RELEASE	MARKETING CONTACT:
Bob Gilpin, Sr. Vice President Marketing
(717) 239-1641
bgilpin@eains.com

EASTERN INSURANCE HOLDINGS ENTERS

SOUTHEAST WORKERS’ COMPENSATION MARKET

(Lancaster, PA) – Eastern Insurance Holdings, Inc. (Nasdaq: EIHI) announced today that subsidiary Eastern Alliance Insurance Company (“Eastern Alliance”) has received regulatory approval to write business in four southeastern states. The insurer will provide workers’ compensation insurance products and services to policyholders in Virginia, North Carolina, South Carolina and Georgia.

Over the past few months, Eastern Alliance has received approval from the insurance departments of Virginia, North Carolina, South Carolina and Georgia to underwrite casualty insurance products in their respective states. The company plans to open a full-service office in North Carolina later this year to focus on the new states.

Bruce Eckert, chief executive officer of EIHI, said, “One of EIHI’s strategic initiatives is to actively pursue opportunities to allocate our excess capital through strategic acquisitions and organic geographic expansion. We believe the Southeast expansion of our workers’ compensation business presents our shareholders with the right financial and operational opportunity to allocate that capital and extend the Eastern Alliance brand into new territories.”

The Eastern Alliance Insurance Building · 25 Race Avenue · P.O. Box 83777 · Lancaster, PA 17608-3777

888.654.7100 · Fax 717.399.3781 · www.easterninsuranceholdings.com · www.eains.com · www.elhins.com

June 20, 2007	EIHI Enters Southeast Workers’ Compensation Market

Eastern Alliance Insurance Company is one of three subsidiaries organized under EIHI subsidiary Eastern Alliance Insurance Group (EAIG). Since its founding in 1997, Lancaster, Pennsylvania-based EAIG has become one of the top ten providers of workers’ compensation insurance in Pennsylvania, expanding into Delaware and Maryland in 2005. EAIG distributes its products through independent insurance agencies.

EIHI operates through its subsidiaries a domestic casualty insurance group specializing in workers’ compensation, a domestic life and health insurance company, an offshore specialty reinsurance company and a third-party claims administration company.

EIHI and EAIG are located at 25 Race Avenue in Lancaster, Pennsylvania. Their Web address are www.easterninsuranceholdings.com and www.eains.com, respectively.

FORWARD LOOKING STATEMENTS

In addition to historical information this press release may contain “forward-looking statements” that are made in good faith by EIHI pursuant to the “safe harbor” provisions of the private Securities Litigation Reform Act of 1995. These forward-looking statements include statements with respect to strategies, goals, beliefs, expectations, intentions, results of operations, future performance and business of EIHI. Numerous competitive, economic, regulatory, legal, technological and other factors could cause financial performance to differ materially from the goals, plans, objectives, intentions and expectations expressed in such forward-looking statements. EIHI cautions that the foregoing factors are not all inclusive. EIHI does not undertake to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the company. This press release also does not constitute an offer to sell, or a solicitation of an offer to buy, EIHI securities. Such an offer will be made only by means of a prospectus.

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